Exhibit 5.1

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

WRITER’S DIRECT DIAL NUMBER

(202) 274-2000

December 17, 2014

The Board of Directors

Poage Bankshares, Inc.

1500 Carter Avenue

Ashland, Kentucky 41101

Re:      Poage Bankshares, Inc.

Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of the shares of common stock, par value $0.01 per share (“Common Stock”) of Poage Bankshares, Inc. (the “Company”) in connection with the conversion merger of Commonwealth Bank, F.S.B pursuant to the Plan of Conversion Merger of Commonwealth Bank, F.S.B. with Town Square Bank (the “Plan of Conversion Merger”). We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), and the applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold pursuant to the Plan of Conversion Merger, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.

Luse Gorman Pomerenk & Schick
A Professional Corporation